SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
VIRTU FINANCIAL, INC.
(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)
Virtu Financial, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: The name of the Corporation is Virtu Financial, Inc. The date of filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware was October 17, 2013.
SECOND: The Original Certificate of Incorporation was last amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 15, 2015.
THIRD: This Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), by written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.
FOURTH: This Amended Certificate of Incorporation amends and restates in its entirety the original certificate of incorporation of the Corporation to read as follows:
1.Name. The name of the Corporation is Virtu Financial, Inc.
2.Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
3.Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
4.Number of Shares.
4.1The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,490,000,000 shares, consisting of:
(i) 1,440,000,000 shares of common stock, divided into (a) 1,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 175,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Economic Common Stock”), (c) 90,000,000 shares of Class C common stock, with the par value of $0.00001 per share (the “Class C Common Stock”), and (d) 175,000,000 shares of Class D common stock, with the par value of $0.00001 per share (the “Class D Common Stock” and, together with the Class C Common Stock, the “Non-Economic Common Stock” and collectively with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”).
4.2Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:
(i)in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the conversion of all shares of Class B Common Stock issuable as described in clause (ii) below, (y) the exchange of all outstanding shares of Class C Common Stock and all shares of Class C Common Stock issuable as described in clause (iii) below, together with the corresponding Common Units constituting the remainder of any Class C Paired Interests in which such shares are included, pursuant to Section 2.01 of the Exchange Agreement and (z) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;
(ii)in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class D Common Stock and all shares of Class D Common Stock issuable as described in clause (iv) below, together with the corresponding Common Units constituting the remainder of any Class D Paired Interests in which such shares are included, pursuant to Section 2.01 of the Exchange Agreement and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock;
(iii)in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with (x)the conversion of all outstanding shares of Class D Common Stock, (y) the conversion of all shares of Class D Common Stock issuable as described in clause (iv) below and (z) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock; and
(iv)in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class D Common Stock.
5.Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
5.1Common Stock.
(i)Voting Rights.
(1)Each holder of Class A Common Stock or Class C Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock or Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock or Class D Common Stock, as such, will be entitled to ten votes for each share of Class B Common Stock or Class D Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Amended Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.
(2)(a) The holders of the outstanding shares of Class A Common Stock and Class C Common Stock, voting together as a single class, shall be entitled to vote separately upon any amendment to this Amended Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, or special rights of such classes of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock or Class D Common Stock and (b) the holders of the outstanding shares of Class B Common Stock and Class D Common Stock, voting together as a single class, shall be entitled to vote separately upon any amendment to this Amended Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences, or special rights of such classes of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock or Class C Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination (x) constitutes a Disposition Event in which holders of Paired Interests are required to exchange such Paired Interests pursuant to Section 2.03 of the Exchange Agreement in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the Exchange Agreement as in effect prior to such Disposition Event or (y) would be permitted by Section 5.1(iv).
(3)Except as otherwise required in this Amended Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(ii)Dividends; Stock Splits or Combinations.
(1)Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Economic Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Economic Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.
(2)Dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class B Common Stock. Dividends of cash or property may not be declared or paid on the Class B Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class A Common Stock.
(3)Except as provided in Section 5.1 (ii)(4) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Non-Economic Common Stock.
(4)In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(5)Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class B Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class B Common Stock shall be in the same proportion as the relative voting rights of a share of Class A Common Stock and a share of Class B Common Stock.
(iii)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Economic Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Economic Common Stock. Without limiting the rights of the holders of Non-Economic Common Stock to exchange their shares of Non-Economic Common Stock, together with the corresponding Common Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Economic Common Stock in accordance with Section 2.01 of the Exchange Agreement (or for the consideration payable in respect of shares of Economic Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Non-Economic Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(iv)Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article 5, the Economic Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and the Non-Economic Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical as to all matters. Without limiting the generality of the foregoing, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class B Common Stock, and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration (if any) as the holders of the Class D Common Stock and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration (if any) on a per share basis as the holders of the Class D Common Stock and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class B Common Stock, and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration (if any) as the holders of the Class D Common Stock and the holders of the Class C Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration (if any) on a per share basis as the holders of the Class D Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the first sentence of this Section 5.1(iv), (i) in the event any such consideration includes securities, (I) the consideration payable to holders of Class A Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class B Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class B Common Stock is that the securities distributed to such holders have not more than ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock and (II) the consideration payable to holders of Class D Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class C Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class D Common Stock is that the securities distributed to such holders have not more than ten times the voting power of any securities distributed to the holder of a share of Class C Common Stock (in each case, so long as such securities issued to the holders of Class B Common Stock or the Class D Common Stock, as the case may be, remain subject to automatic conversion on terms no more favorable to such holders than those set forth in Section 6.2) and (ii) payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of Virtu Financial shall not be considered part of the consideration payable in respect of any share of Common Stock.
5.1Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
6.Conversion and Exchange of Shares.
6.1Voluntary Conversion of Class B Common Stock and Class D Common Stock.
(i)Each share of Class B Common Stock or Class D Common Stock may be converted into one fully paid and non-assessable share of Class A Common Stock or Class C Common Stock, respectively, at any time at the option of the holder of such share of Class B Common Stock or Class D Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock or Class D Common Stock to be converted shall present and surrender the certificate or certificates representing such shares (if certificated) during usual business hours at the principal executive offices of the Corporation or, if any agent for the registration or transfer of shares of Class B Common Stock or Class D Common Stock is then duly appointed and acting (the “Class B Transfer Agent” and the “Class D Transfer Agent,” respectively), at the office of the Class B Transfer Agent or Class D Transfer Agent, as applicable, accompanied by written notice that the holder elects to convert the shares of Class B Common Stock or Class D Common Stock, as applicable, represented by such certificate or certificates, to the extent specified in such notice. If required by the Corporation, any certificate for shares of Class B Common Stock or Class D Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation and the Class B Transfer Agent or Class D Transfer Agent, as applicable, duly executed by the holder of such shares or such holder’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class B Common Stock or Class D Common Stock as aforesaid and in any event within three (3) days of the receipt of such notice and certificates, if such shares are certificated, the Corporation shall issue and deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Class A Common Stock or Class C Common Stock, as applicable, (if certificated) issuable upon the conversion of such shares. To the extent such shares of Class B Common Stock or Class D Common Stock as aforesaid are settled through the facilities of The Depository Trust Company, the Corporation shall, upon such holder’s written order, issue and deliver the number of full shares of Class A Common Stock or Class C Common Stock, as applicable, issuable upon the conversion of such shares through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such holder. Each conversion of shares of Class B Common Stock or Class D Common Stock shall be deemed to have been effected on (i) the date on which such notice shall have been received by the Corporation, the Class B Transfer Agent or the Class D Transfer Agent, as applicable (subject to receipt by the Corporation, the Class B Transfer Agent or the Class D Transfer Agent, as applicable, within five (5) Business Days thereafter of any required instruments of transfer as aforesaid), or (ii) such later date specified in or pursuant to such notice, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock or Class C Common Stock shall be issuable upon such conversion as aforesaid shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.
(ii)Notwithstanding anything in this Section 6.1 to the contrary, any holder may withdraw or amend a notice of conversion, in whole or in part, prior to the effectiveness of the conversion, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the date of the conversion (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Corporation, the Class B Transfer Agent or the Class D Transfer Agent, as applicable, specifying (1) if applicable, the certificate numbers of the withdrawn shares of Class B Common Stock or Class D Common Stock, (2) if any, the number of shares of Class B Common Stock or Class D Common Stock as to which the notice of conversion remains in effect and (3) if the holder so determines, a new conversion date or any other new or revised information permitted in a notice of conversion. A notice of conversion may specify that the conversion is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class A Common Stock or Class C Common Stock into which the Class B Common Stock or Class D Common Stock, respectively, is convertible, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Common Stock or Class C Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.
6.2Automatic Conversion of Class B Common Stock and Class D Common Stock.
(i)Each outstanding share of Class B Common Stock or Class D Common Stock will, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class D Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock or Class C Common Stock, respectively, (a) immediately prior to any Transfer of such Class B Common Stock or Class D Common Stock, as applicable, by the initial registered holder thereof, other than a Transfer to any Permitted Transferee or (b) upon the occurrence of the Triggering Event. Upon any conversion pursuant to this Section 6.2, the certificate or certificates that represented immediately prior thereto the shares of Class B Common Stock or Class D Common Stock that were so converted, automatically and without further action, shall represent the same number of shares of Class A Common Stock or Class C Common Stock, respectively, without the need for surrender or exchange thereof. As promptly as practicable following a conversion pursuant to this Section 6.2, the Corporation shall deliver or cause to be delivered to any holder whose shares of Class B Common Stock or Class D Common Stock have been converted as a result of such conversion the number of shares of Class A Common Stock or Class C Common Stock deliverable upon such conversion, as applicable, registered in the name of such holder. To the extent such shares are settled through the facilities of The Depository Trust Company, the Corporation will, upon the written instruction of such holder, deliver the shares of Class A Common Stock or Class C Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder. Each share of Class B Common Stock and Class D Common Stock that is converted pursuant to this Section 6.2 shall thereupon be retired by the Corporation and shall not be available for reissuance.
(ii)The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock and Class D Common Stock and the general administration of its multi-class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock or Class D Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock or Class D Common Stock, as applicable, and to confirm that a conversion to Class A Common Stock or Class C Common Stock, respectively has not occurred.
6.3Unconverted Shares. If less than all of the shares of Class B Common Stock or Class D Common Stock evidenced by a certificate or certificates surrendered to the Corporation are converted, the Corporation shall execute and deliver to, or upon the written order of, the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Common Stock which are not converted without charge to the holder.

6.4No Conversion Rights of Class A Common Stock and Class C Common Stock. The Class A Common Stock and Class C Common Stock shall not have any conversion rights.
6.5Reservation of Shares of Class A Common Stock for Conversion Right. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of conversions of Class B Common Stock, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding shares of Class B Common Stock, including any shares of Class B Common Stock issuable upon the exchange of all outstanding shares of Class D Common Stock, together with the corresponding Common Units constituting the remainder of any Class D Paired Interests in which such shares are included, pursuant to Section 2.01 of the Exchange Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon conversion of such Class B Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.
6.6Reservation of Shares of Class C Common Stock for Conversion Right. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class C Common Stock, solely for the purposes of conversions of Class D Common Stock, the number of shares of Class C Common Stock that are issuable upon conversion of all outstanding shares of Class D Common Stock. The Corporation covenants that all the shares of Class C Common Stock that are issued upon conversion of Class D Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.
6.7Retirement of Non-Economic Common Stock. In the event that no Class D Paired Interests remain exchangeable for shares of Class B Common Stock, the Class D Common Stock will be transferred to the Corporation and thereupon shall be retired. In the event that no Class C Paired Interests remain exchangeable for shares of Class A Common Stock, the Class C Common Stock will be transferred to the Corporation and thereupon shall be retired. In the event that any outstanding share of Non-Economic Common Stock shall cease to be held by a holder of Common Units, such share shall automatically and without further action on the part of the Corporation or its holder be transferred to the Corporation and thereupon shall be retired and cease to be outstanding and may not be reissued by the Corporation.
6.8Distributions with Respect to Converted Shares. No conversion pursuant to this Article 6 shall impair the right of the converting stockholder to receive any dividends or other distributions payable on shares so converted in respect of a record date that occurs prior to the effective date for such conversion. For the avoidance of doubt, no converting stockholder shall be entitled to receive, in respect of a single record date, dividends or other distributions both on shares that are converted by such stockholder and on shares received by such stockholder in such conversion.
6.9Exchange of Class C Common Stock and Class D Common Stock. Shares of Class C Common Stock or Class D Common Stock may be exchanged, together with the corresponding Common Units constituting the remainder of any Class C Paired Interests or Class D Paired Interests in which such shares are included, as applicable, at any time and from time to time for shares of Class A Common Stock or Class B Common Stock, respectively, in accordance with Section 2.01 of the Exchange Agreement.
6.10Taxes. The issuance of shares of Economic Common Stock upon the exercise by holders of shares of Non-Economic Common Stock of their right under Section 2.01 of the Exchange Agreement to exchange Paired Interests will be made without charge to the holders of the shares of Non-Economic Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Economic Common Stock are to be issued in a name other than that of the then record holder of the shares of Non-Economic Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
7.Board of Directors.
7.1Number of Directors.
(i)The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws’”) shall so require, the election of the directors of the Corporation (the “Directors’”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Amended Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be not less than three (3) nor more than twenty (20), with the then authorized number of Directors being fixed from time to time by the Board.
(ii)During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred

Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.
7.2Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Amended Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the effectiveness hereof; and Class III Directors shall initially serve until the third annual meeting of stockholders following the effectiveness hereof. Commencing with the first annual meeting of stockholders following the effectiveness hereof, each Director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such Director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II and Class III.
7.3Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board or, prior to the Triggering Event, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.
7.4Removal of Directors. Except for Preferred Stock Directors and subject to obtaining any required stockholder votes or consents under the Stockholders Agreement, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of seventy-five percent (75%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that prior to the Triggering Event, any Director may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
8.Meetings of Stockholders.
8.1Action by Written Consent. From and after the Triggering Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to the Triggering Event, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of a majority of the total voting power of the Corporation entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.
8.2Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies or (ii) by or at the direction of the Chairman, the Vice Chairman or the Chief Executive Officer. In addition, prior to the Triggering Event, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

8.3Election of Directors by Written Ballot. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.
9.Business Combinations.
9.1Section 203 of the General Corporation Law. The Corporation will not be subject to the provisions of Section 203 of the General Corporation Law.
9.2Limitations on Business Combinations. Notwithstanding Section 9.1, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
(i)prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(ii)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five (85)% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are Directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii)at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
9.3Definitions. For purposes of this Article 9:
(i)“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(ii)“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty- percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty-percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(iii) “business combination,” when used in reference to the Corporation and any interested stockholder, means:
(1)any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 is not applicable to the surviving entity;
(2)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(3)any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the General Corporation Law; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(4)any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(5)any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 9, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(v)“interested stockholder” means any person (other than the Corporation or any direct or indirect majority- owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholders or Principal Stockholder transferees or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(vi)“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(1)beneficially owns such stock, directly or indirectly; or
(2)has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(3)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(vii)“person” means any individual, corporation, partnership, unincorporated association or other entity.
(viii)“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix) “Principal Stockholder transferee” means any Person who acquires voting stock of the Corporation from a Principal Stockholder (other than in connection with a public offering) and who is designated in writing by such Principal Stockholder as a “Principal Stockholder transferee.”
(x)“voting stock” means stock of any class or series entitled to vote generally in the election of directors.
10.Corporate Opportunities.
10.1Certain Acknowledgement. In recognition and anticipation that, subject to certain contractual commitments entered into with the Corporation and/or its subsidiaries, (i) certain directors, principals, officers, employees and/or other representatives of investment funds or vehicles affiliated with the Principal Stockholders and their respective Affiliates may serve as directors, officers or agents of the Corporation or any of its subsidiaries, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) certain members of the Board who are not officers or employees of the Corporation (other than Mr. Vincent Viola) (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 10 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, certain of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders in connection therewith.
10.2Scope. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, to the Principal Stockholders, any Directors or any of their respective Affiliates; provided that the foregoing waiver shall not apply to Directors (other than Mr. Viola) that are officers of the Corporation and/or any of its subsidiaries (each Person entitled such waiver, an “Exempted Person”). To the maximum extent permitted by law, except to the extent otherwise provided in any agreement between an Exempted Person and the Corporation and/or any of its subsidiaries, no Exempted Person shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its Affiliates or developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation or any of its Affiliates today or in which the Corporation or any of its Affiliates proposes to engage or develop, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its Affiliates or (iii) doing business with any client or customer of the Corporation or any of its Affiliates (each of the activities referred to in clauses (i)-(iii) above, a “Specified Activity”). The Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Exempted Person. Notwithstanding anything to the contrary in this Article 10, no Exempted Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Exempted Person engages in any of the Specified Activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Exempted Person and the Corporation or any of its Affiliates, except as provided in Section 10.3 hereof. Subject to Section 10.3, in the event that any Exempted Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Exempted Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Exempted Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person. For the avoidance of doubt, subject to certain contractual commitments entered into with the Corporation and/or its subsidiaries, Mr. Douglas A. Cifu shall be permitted to become engaged in, or provide services to, any other business or activity, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in which Mr. Viola is engaged as of the date hereof or permitted to become engaged in, to the extent that Mr. Cifu’s level of participation in such businesses or activities are consistent with his participation in such businesses and activities as the date hereof.
10.3Allocation of Corporate Opportunities. Notwithstanding anything in Section 10.2 to the contrary, the Corporation does not renounce its interest in any corporate opportunity offered to any Director who serves as an officer of the Corporation (other than Mr. Viola and, to the extent permitted by the last sentence of Section 10.2, Mr. Cifu).
10.4Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 10, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
10.5Amendment of this Article. No amendment or repeal of this Article 10 in accordance with the provisions of Article 14 shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware or otherwise relies on the protection afforded to such Exempted Person prior to such amendment or repeal. This Article 10 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Amended Certificate of Incorporation, the By-laws or applicable law.
10.6Notice of this Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.
10.7Certain Definitions. For purposes of this Article 10:
(i)“Corporation” means the Corporation, any of its subsidiaries (including Virtu Financial and its subsidiaries) and/or any of its Affiliates; and
(ii)“Affiliate” means (a) in respect of the Principal Stockholders, any Person that, directly or indirectly, is controlled by the Principal Stockholders, controls the Principal Stockholders or is under common control with the Principal Stockholders and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); provided, that (i) the Viola Entities shall not be deemed “Affiliates” of the Silver Lake Entities and vice versa, (ii) the Viola Entities shall not be deemed “Affiliates” of the Temasek Entities and vice versa and (iii) the Silver Lake Entities shall not be deemed “Affiliates” of the Temasek Entities and vice versa, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.
11.Limitation of Liability.
11.1To the fullest extent permitted under the General Corporation Law, as amended from time to time, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation.
11.2Any amendment or repeal of Section 11.1 shall not adversely affect any right or protection of a Director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
12.Indemnification
12.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person (a “Covered Person”) who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 12.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
12.2Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 12 or otherwise.

12.3Claims. If a claim for indemnification or advancement of expenses under this Article 12 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.
12.4Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 12 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Amended Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.
12.5Other Sources. Subject to Section 12.6, Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
12.6Indemnitor of First Resort. In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e. its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person are primary and any obligation of any Principal Stockholder (including any Affiliate thereof other than the Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of any Principal Stockholder to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary and (ii) if any Principal Stockholder (or any Affiliate thereof, other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Principal Stockholder (or such Affiliate, as the case may be), as the case may be, shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless such Principal Stockholder (or such other Affiliate), as the case may be, for all such payments actually made by such Principal Stockholder (or such other Affiliate).
12.7Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
12.8Other Indemnification and Prepayment of Expenses. This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.
12.9Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Article 12 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 12 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Article 12 will apply to claims made against any Covered Person described in Article 12 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Article 12 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a Director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 12 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

12.10Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.
13.Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the Triggering Event, in addition to any other vote otherwise required by law, the affirmative vote of the holders of seventy-five percent (75%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.
14.Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporate Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Amended Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.2, 7.3 and 7.4 of Article 7, Section 8.1 and 8.2 of Article 8 or Article 9, 10, 13, 14 or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Amended Certificate of Incorporation or otherwise required by law, (i) prior to the Triggering Event, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, and (ii) from and after the Triggering Event, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of seventy-five percent (75%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.
15.Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law or (d) any action asserting a claim governed by the internal affairs doctrine. Any Person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consent to the provision of this Article 15.
16.Severability. If any provision or provisions of this Amended Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
17.Definitions. As used in this Amended Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Amended Certificate of Incorporation, the term:
(a)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Board).
(b)“Amended Certificate of Incorporation” is defined in the recitals.
(c)“Board” is defined in Section 5.1(ii)(1).

(d)“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
(e)“By-laws” is defined in Section 7.1.
(f)“Chairman” means the Chairman of the Board.
(g)“Chief Executive Officer” means the Chief Executive Officer of the Corporation.
(h)“Class A Common Stock” is defined in Section 4.1.
(i)“Class B Common Stock” is defined in Section 4.1.
(j)“Class B Transfer Agent” is defined in Section 6.1(i).
(k)“Class C Common Stock” is defined in Section 4.1.
(l)“Class C Paired Interest” means one Common Unit together with one share of Class C Common Stock, subject to adjustment pursuant to Section 2.02(a) of the Exchange Agreement.
(m)“Class D Common Stock” is defined in Section 4.1.
(n)“Class D Paired Interest” means one Common Unit together with one share of Class D Common Stock, subject to adjustment pursuant to Section 2.02(b) of the Exchange Agreement.
(o)“Class D Transfer Agent” is defined in Section 6.1(i).
(p)“Common Stock” is defined in Section 4.1.
(q)“Common Unit” means a non-voting common interest unit of Virtu Financial.
(r)“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(s)“Corporation” means Virtu Financial, Inc.
(t)“Covered Person” is defined in Section 12.1.
(u)“Director” is defined in Section 7.1.
(v)“Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of Directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.
(w)“Economic Common Stock” is defined in Section 4.1.
(x)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.
(y)“Exchange Agreement” means the Exchange Agreement, dated as of April 15, 2015, by and among Virtu Financial, the Corporation and the holders of Common Units and shares of Class C Common Stock and Class D Common Stock, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(z)“Exempted Person” is defined in Section 10.2.
(aa)“Family Member” shall mean with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings of such person or such person’s spouse, and lineal descendants of siblings of such person or such person’s spouse. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
(ab)“General Corporation Law” is defined in the recitals.

(ac)“Non-Economic Common Stock” is defined in Section 4.1.
(ad)“Paired Interest” means one Class C Paired Interest or one Class D Paired Interest.
(ae)“Permitted Transferees” means, with respect to any Viola Equityholder, (i) Mr. Vincent Viola or any of his Family Members or any trust, family-partnership or estate-planning vehicle so long as Mr. Viola and/or his Family Members are the sole economic beneficiaries thereof, (ii) any corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to Mr. Viola, his Family Members or any trust, family-partnership or estate-planning vehicle whose economic beneficiaries consist solely of Mr. Viola and/or his Family Members, (iii) a charitable institution controlled by Mr. Viola and/or his Family Members, (iv) an individual mandated under a qualified domestic relations order and (v) a legal or personal representative of Viola Equityholder and/or his Family Members in the event of the death or disability thereof.
(af)“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
(ag)“Preferred Stock” is defined in Section 4.1.
(ah)“Preferred Stock Directors” is defined in Section 7.1.
(ai)“Principal Stockholders” means the Viola Entities, the Silver Lake Entities and the Temasek Entities.
(aj)(jj) “Proceeding” is defined in Section 12.1.
(ak)“Silver Lake Entities” means any investment funds managed, sponsored, controlled or advised by Silver Lake Group L.L.C. and their respective successors and Affiliates.
(al)“Specified Activity” is defined in Section 10.2.
(am)“Stock Adjustment” is defined in Section 5.1(ii)(4).
(an) “Stockholders Agreement” means the Stockholders Agreement, dated April 15, 2015, by and among the Corporation, TJMT Holdings LLC, Vincent Viola, SLP III EW Feeder I, L.P., SLP Virtu Investors, LLC, Silver Lake Technology Associates III, L.P. and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(ao)“Temasek Entities” means Havelock Fund Investments Pte Ltd., Temasek Holdings (Private) Limited (“Temasek Holdings”) and Temasek Holdings’ direct and indirect wholly owned subsidiaries the boards of directors or equivalent governing bodies of which comprise solely nominees or employees of (i) Temasek Holdings, (ii) Temasek Pte Ltd. (a wholly owned subsidiary of Temasek Holdings) and/or (iii) wholly owned direct and indirect subsidiaries of Temasek Pte Ltd.
(ap)“Transfer” of a share of Class B Common Stock or Class D Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Amended Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (z) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” or (v) the fact that the spouse of any holder of Class B Common Stock or Class D Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock or Class D Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock or Class D Common Stock.
(aq)“Triggering Event” means the first date on which Viola Equityholders cease collectively to beneficially own (as such term is defined in Rule 13d-3 and Rule l3d-5 under the Exchange Act) shares representing at least twenty-five percent (25%) of the issued and outstanding shares of Common Stock.
(ar)“Vice Chairman” means the Vice Chairman of the Board.
(as)“Viola Entities” means Mr. Vincent Viola, TJMT Holdings LLC and any of their respective successors and Affiliates.
(at)“Viola Equityholders” means TJMT Holdings LLC and any Permitted Transferee of a Viola Equityholder that owns shares of Common Stock.
(au)“Virtu Financial” means Virtu Financial LLC, a Delaware limited liability company, or any successor thereto.
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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Virtu Financial, Inc. has been duly executed by the authorized officer below this 13th day of June, 2023.
VIRTU FINANCIAL, INC.
By:
Name: Douglas A. Cifu
Title: Chief Executive Officer
[Signature Page to Amended and Restated Certificate of Incorporation]